ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
AMERICAN DAIRY, INC.

The undersigned, Jonathan H. Chou, being the Chief Financial Officer of American Dairy, Inc., a Utah corporation (the “Corporation”), hereby certifies that:

1.	The name of the Corporation is American Dairy, Inc.

2.	The text of the amendment (the “Amendment”) to the Articles of Incorporation of the Corporation, as amended to date, is as follows:

ARTICLE I
NAME

The name of the Corporation shall be:  FEIHE INTERNATIONAL, INC.

3.	The Amendment was adopted on October 12, 2010.

4.
Shareholders of 22,296,291 shares of the Corporation’s common stock were entitled to vote on the Amendment.  Shareholders representing a total of 17,501,834 shares voted in favor of the Amendment, which number of votes exceeded the votes cast opposing the Amendment and therefore was sufficient for approval of the Amendment by the shareholders of the Corporation.

These Articles of Amendment to the Articles of Incorporation of the Corporation shall become effective upon filing.

[Remainder of page intentionally blank.  Signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Articles of Incorporation of the Corporation as of this 12th day of October, 2010.

AMERICAN DAIRY, INC.

/s/ Jonathan H. Chou
Jonathan H. Chou, Chief Financial Officer